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                                                                     Exhibit 4.8

                                WORLDCORP, INC.

                             STOCK OPTION AGREEMENT


          THIS AGREEMENT is made as of the 1st day of April, 1995 (the "Grant Date") by and between WorldCorp, Inc., a Delaware corporation (the "Company"), and Patrick F. Graham ("Optionee").


                                  WITNESSETH:
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RECITALS
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          A.   The Board of Directors of WorldCorp (the "Board") has granted to
Optionee as of April 1, 1995 an option to purchase shares of the Company's common stock ("Common Stock").

          B. The Option granted to Optionee is not intended to be an incentive stock option under Section 422 of the Internal Revenue Code and was not issued under the WorldCorp, Inc. 1988 Stock Option Plan.

          NOW, THEREFORE, it is hereby agreed as follows:

          1.  Grant of Option.  In accordance with the terms and conditions as
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set forth in this Agreement, as of the Grant Date, Optionee was granted a
Nonqualified Stock Option (the "Option") to purchase up to 25,000 shares of the Company's common stock, $1.00 par value (the "Option Shares") at an exercise price of $4.56 per share.

          2.  Option Term.  The Option will expire at the close of business on
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April 1, 2003 (the "Expiration Date"), unless sooner terminated in accordance with the provisions of this Agreement.

          3.  Option Nontransferable.  The Option is not transferable or
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assignable by Optionee other than by will or by the laws of descent and distribution. During the lifetime of Optionee, the Option shall be exercisable only by Optionee.
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          4.  Dates of Exercise.  So long as Optionee continues to serve as a
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Director of WorldCorp, Inc. the Option will be exercisable as to the Option
Shares within the specified term of the Option and pursuant to the Provisions of this Agreement, as follows:

               (a) the Option shall be come exercisable as to 5,208 of the Option Shares on the Grant Date; and

               (b) the Option shall become exercisable as to the remaining 19,792 in nineteen equal monthly installments of 1,041.68 Option Shares, the final monthly installment vesting on October 28, 1996.

          5.  Termination of Membership on the Board.
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          If Optionee ceases for any reason (including death or disability) to be a member of the Board of Directors of the Company (the "Board"), the Option may, subject to the provisions of Section 4 hereof, be exercised (to the extent the option was exercisable by Op tionee at the time of termination of his membership on the Board) at any time within one year after the termination of his membership on the Board; provided however, in no event shall the Option be exercisable after the Expiration Date.

          6.  Privilege of Stock Ownership.  The holder of the Option will have
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none of the rights of a shareholder with respect to the Option Shares until such individual has exercised the Option and has been issued a stock certificate for the Option Shares.

          7.  Manner of Exercising Option.  In order to  exercise the Option
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with respect to all or any part of the Option Shares for which the Option is at the time exercisable, Optionee (or in the case of exercise after Optionee's death, Optionee's executor, administrator, heir or legatee, as the case may be) must take the following actions:

                             (i) Provide the Company written notice of such exercise in accordance with Section 15 hereof, specifying the number of Option Shares with respect to which the Option is being exercised;

                            (ii) Pay the aggregate exercise price for the pur chased shares in one or more of the following alternative forms: (A) full payment, in cash or cash equivalents, in the amount of the exercise price for the Option Shares being purchased; (B) full payment in shares of Common Stock (held for at least six months if acquired pursuant to an option) and having a Fair Market Value on the day of exercise (as determined under the terms of the Plan) equal to the exer cise price for the Option Shares being purchased; (C) a combination of such shares of Common Stock and cash or cash equivalents, equal in the aggregate to the
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     exercise price for the Option Shares being purchased; or (D) delivery of a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company the amount of sale or loan proceeds to pay the exercise price; and

                             (iii) Furnish the Company with appropriate docu mentation that the person (or persons) exercising the Option, if other than Optionee, has the right to exercise the Option.

     For purposes of this Section 7 and Section 11 hereof, the term "Fair Market Value" shall have the same meaning as ascribed to such term in the WorldCorp, Inc. 1988 Stock Option Plan.

          8.   Adjustments.
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     If any change is made to the Common Stock (whether by reason of merger, consolida tion, reorganization, recapitalization, stock dividend, stock split, combination of shares, or exchange of shares or other change in capital structure made without receipt of consideration), the Board shall make equitable adjustments to the number and class of shares subject to the Option to reflect the effect of such change upon the Company's capital structure, and will make equitable adjustments to the exercise price per share of the Option.



          9.  Compliance with Laws and Regulations.
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               (a)  The exercise of the Option and the issuance of Option Shares upon such exercise is subject to compliance by the Company and Optionee with all applicable regulations of any stock exchange on which shares of the Company's common stock may be listed at the time of such exercise and issuance.

               (b) In connection with the exercise of the Option, Optionee will execute and deliver to the Company such representations in writing as may be requested by the Company so that it may comply with the applicable requirements of federal and state securities laws.

          10.  Liability of the Company.
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               The inability of the Company to obtain approval from any
regulatory body having authority deemed by the Company to be necessary to the lawful issuance and sale
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of any common stock pursuant to the Option will relieve the Company of any liability with respect to the non-issuance or sale of the common stock as to which such approval is not obtained.

          11.  No Right to Remain on Board.  Nothing in this Agreement confers
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upon Optionee any right to continued membership on the Board.

          12.  Withholding.
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               (a)  To the extent federal, state and local income and employment tax withholding requirements should apply to the exercise of this Option, Optionee hereby agrees to make appropriate arrangements with the Company for the satisfaction of such withholding requirements.

               (b) Any withholding obligation arising from exercise of the Option may be satisfied by any of the following means or by a combination of such means: (a) tendering a cash payment; (b) authorizing the Company to withhold from the Common Stock otherwise issuable to Optionee as the result of the exercise of the Option, a number of shares having a Fair Market Value, as of the date the withholding tax obligation arises, less than or equal to the amount of the withholding tax obligation; or (c) delivering to the Company already owned and unencumbered shares of Common Stock having a Fair Market Value, as of the date the withholding tax obligation arises, less than or equal to the amount of the withholding tax obligation.

          13.  Other Restrictions.  Upon any exercise of the Option, the Board
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may require Optionee to represent to and agree with the Company in writing that the shares are being acquired without a view to distribution thereof. The certificates for such shares may include any legend which the Board deems appropriate to reflect any restrictions on transfer determined by the Committee to be necessary or appropriate under applicable securities laws.

          All certificates for shares of common stock delivered pursuant to exercise of the Option shall be subject to such stock-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which the common stock is then listed, and any applicable federal or state securities law, and the Committee may cause a legend or legends to be put on any such certificate to make appropriate reference to such restrictions.

          14.  Headings.  The headings of Sections herein are included solely
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for convenience of reference and shall not affect the meaning or interpretation of any of the provisions of this Agreement.
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          15.  Notices.  Any notice required to be given or delivered to the
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Company under the terms of this Agreement will be in writing and addressed to the Company in care of its Secretary at 13873 Park Center Road, Suite 490, Herndon, Virginia 22071. Any notice required to be given or delivered to Optionee will be in writing and addressed to Optionee at the address indicated below Optionee's signature line on this Agreement. All notices will be deemed to have been given or delivered upon personal delivery or upon deposit in the U.S. mail, postage prepaid and properly addressed to the party to be notified.

          16.  Governing Law.  The interpretation, performance, and enforcement
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of this Agreement will be governed by the laws of the State of Delaware.

          IN WITNESS WHEREOF, the Company has caused this Agreement to be executed in duplicate on its behalf by its duly authorized officer and Optionee has also executed this Agreement in duplicate, all as of the day and year indicated above.



                                       WorldCorp, Inc.



                                       By /s/ T. Coleman Andrews, III
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                                           T. Coleman Andrews, III
                                           Chief Executive Officer
                                                and President


                                          /s/ Patrick F. Graham
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                                                 Optionee


                                       Address:
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